EXHIBIT 23.01


Consent of independent public accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 26, 2001, included in Transaction Systems Architects, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2001, and to all references to our firm included in this Registration Statement.


Arthur Andersen LLP

Omaha, Nebraska,
April 9, 2002